Exhibit 10.30

23andMe
Amended and Restated Annual Incentive Plan

1.
Purpose of this Plan.

This 23andMe Annual Incentive Plan is intended to attract, retain, motivate and reward Participants by providing them with the opportunity to earn annual incentive compensation under this Plan related to the Company’s performance.

2.
Definitions.

For purposes of this Plan, the following terms shall be defined as follows:

(a)
“Affiliate” means (i) any subsidiary or parent of the Company or (ii) an entity that directly or through one or more intermediaries controls, is controlled by or is under common control with, the Company, as determined by the Committee.
(b)
“Award” means incentive compensation earned under this Plan pursuant to Section 4 of this Plan.
(c)
“Board” means the Parent’s Board of Directors.
(d)
“Cause” has the meaning given to that term in any written employment agreement, offer letter or severance agreement between the Company and the Participant, or if no such agreement exists or if such term is not defined therein, Cause means a finding by the Committee that the Participant (i) has breached his or her employment or service contract with the Company, (ii) has engaged in disloyalty to the Company, including, without limitation, fraud, embezzlement, theft, commission of a felony or proven dishonesty, (iii) has disclosed trade secrets or confidential information of the Company to persons not entitled to receive such information, (iv) has breached any written non-competition, non-solicitation, invention assignment or confidentiality agreement between the Company and the Employer or (v) has engaged in such other behavior detrimental to the interests of the Company as the Committee determines.
(e)
“Code” means the Internal Revenue Code of 1986, as amended. References to any provisions of the Code or regulation thereunder shall include any successor provisions and regulations, and reference to regulations includes any applicable guidance or pronouncement of the Department of Treasury and Internal Revenue Service.
(f)
“Committee” means the Compensation Committee of the Board or such other committee as the Board shall appoint from time to time to administer this Plan and to otherwise exercise and perform the authority and functions assigned to the Committee under the terms of this Plan; provided, however, that the powers and authority of the Committee under this Plan may be delegated to the Company’s Chief Executive Officer (“CEO”) or other employee(s) and, in connection therewith, all references to the Committee in this Plan shall be deemed references to the Company’s CEO and such employee(s) as it relates to those aspects of this Plan that have been so delegated.

(g)
“Company” means 23andMe, Inc. (together with its successors and assigns) and all of its Affiliates, collectively.
(h)
“Disability” means that the Participant is by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months receiving income replacement benefits for a period of not less than three months under an accident or health plan of the Company.
(i)
“Exchange Act” means the Securities Exchange Act of 1934, as amended. References to any provision of the Exchange Act or rule (including a proposed rule) thereunder shall include any successor provisions and rules.
(j)
“Incentive Plan” means the 23andMe Holding Co. 2021 Incentive Equity Plan, as in effect from time to time.
(k)
“Parent” means 23andMe Holding Co.
(l)
“Participant” means, with respect to each Performance Period, each employee or other service provider of the Company selected by the Committee to participate in this Plan for such period. Unless otherwise determined by the Committee, employees will be eligible to be selected as Participants for any Performance Period so long as (i) they are regularly scheduled to work an average of at least twenty (20) hours per week during such Performance Period and (ii) they will have been employed for at least one full quarter during such Performance Period.
(m)
“Performance Measures” means the goal(s) (or combined goal(s)), as determined by the Committee to be applicable to a Participant’s Award. As determined by the Committee, the Performance Measures applicable to an Award may be described in terms of Company-wide objectives and/or objectives that are related to the performance of an individual Participant or of a Subsidiary or division in which the Participant is employed or be established relative to a comparison with other corporations or an external index or indicator, or relative to a comparison with performance in a prior period, as the Committee deems appropriate. Performance Measures may differ among Participants and Awards and may include, without limitation, the following: earnings or profitability measures (which include net income, operating income, income (loss) per common share from continuing operations, either basic or fully diluted, net income (loss) per common share, either basic or fully diluted, earnings before interest, taxes, depreciation, and amortization (including without limitation adjusted EBITDA), earnings before interest and taxes, any pre-established derivative of revenue (gross, operating, or net), pre-tax operating income, inventory turnover or inventory shrinkage, sales growth and volumes, percentage increase in total net revenue, and economic profit or value created); expense and efficiency measures (which include gross margins, cost of goods sold, mark-ups or mark-downs, operating margins, selling, general and administrative expense, and other pre-established operating expenses); return measures (which include total stockholder return, stock price, return on assets, return on investment, return on capital, and return on equity); cash flow measures (which include cash flow, free cash flow, cash flow return on investment, and net cash provided by operations); achievement of balance sheet, income statement, or cash-flow statement objectives; strategic or operational business criteria, consisting of one or more objectives based on meeting specified market penetration, geographic expansion or new concept development goals, or regulatory approval of new products or services; cost targets; customer satisfaction; employee satisfaction; human resources goals, including staffing, training and development and succession planning; supervision of litigation and information technology; environmental, social and governance (“ESG”) or sustainability goals; goals relating to human capital management; and goals relating to acquisitions or divestitures of subsidiaries, affiliates or joint ventures.
(n)
“Performance Period” means a fiscal year of the Company or such shorter period as may be designated by the Committee with respect to an Award.
(o)
“Plan” means this 23andMe Annual Incentive Plan, as may be amended from time to time.
(p)
“Section 409A” means Section 409A of the Code.
(q)
“Subsidiary” means any “subsidiary” within the meaning of Rule 405 under the Securities Act of 1933, as amended.
3.
Administration.
(a)
Power and Authority of the Committee. This Plan shall be administered by the Committee which shall have full power and authority:
(i)
to designate each Performance Period;
(ii)
to establish the Performance Measures for each Performance Period and to determine whether and to what extent such Performance Measures have been reached;
(iii)
to determine at any time the cash amount payable with respect to an Award;
(iv)
to prescribe, amend and rescind rules and procedures relating to this Plan;
(v)
subject to the provisions of this Plan, to delegate to one or more officers, a subcommittee of the Committee or other members of the Board of the Company some of its authority under this Plan and, for such purposes, the delegates shall have the same authority of the Committee hereunder;
(vi)
to employ such legal counsel, independent auditors and consultants as it deems desirable for the administration of this Plan and to rely upon any opinion or computation received therefrom;
(vii)
to amend, modify, or cancel any Award, and authorize the exchange, substitution, or replacement of Awards; and
(viii)
to make all determinations, and to formulate such procedures, as may be necessary or advisable in the opinion of the Committee for the administration of this Plan.

(b)
Plan Construction and Interpretation. The Committee shall have full power and authority to construe and interpret this Plan and to correct any defect or omission, or reconcile any inconsistency, in this Plan or any Award.
(c)
Determinations of Committee Final and Binding. All determinations by the Committee and its delegates in carrying out and administering this Plan and in construing and interpreting this Plan shall be made in the Committee’s and its delegates’ sole discretion and shall be final, binding and conclusive for all purposes and upon all persons interested herein. The Committee’s and its delegates’ decisions regarding the amount of each Award need not be consistent among Participants.
(d)
Liability of Committee. No member of the Committee (or its delegates) shall be liable for any action or determination made in good faith with respect to this Plan or any Award, and the members of the Committee (and its delegates) shall be entitled to indemnification and reimbursement in the manner provided in the Parent’s Certificate of Incorporation or its Bylaws, as applicable, in each case as amended and in effect from time to time. In the performance of its responsibilities with respect to this Plan, the Committee shall be entitled to rely upon information and advice furnished by the Company’s officers and employees, the Company’s accountants, the Company’s legal counsel or any other person the Committee deems necessary, and no member of the Committee shall be liable for any action taken or not taken in good faith reliance upon any such advice.
4.
Awards.
(a)
Performance Measures. The Committee has the discretion to structure Awards in any manner it deems advisable, on an individual or group basis, including, but not limited to, the Performance Measures to be achieved, and specifying whether and to what extent the Award may become payable in the event of death, Disability, termination without Cause, or a change in ownership or control prior to the end of the Performance Period or the date of payment.
(b)
Communication of Award Terms. As soon as practicable after the Committee establishes the terms of Awards for a Performance Period, the Committee or its delegate shall communicate the terms of such Awards to Participants in an Award letter or similar document.
(c)
Determination of Award. Following the completion of each Performance Period and prior to payment of any Award, the Committee shall certify in writing whether and the extent to which the applicable Performance Measures have been achieved for such Performance Period. In determining the amount of the Award earned by a Participant for a given Performance Period, the Committee may, in its discretion, increase, reduce or eliminate the amount that would otherwise be payable based on the certified level of attained performance of the Performance Measure(s). In exercising such discretion, the Committee may utilize any such objective or subjective criteria as the Committee deems appropriate in its sole and absolute discretion. Notwithstanding any other language in this Plan, the amount of any Award certified by the Committee for payment remains subject to any material changes to the Company’s audited financial statements for the Performance Period if the Committee certifies any such Award for payment prior to the time such audited financial statements are finalized.
(d)
Payment of Awards. Except as otherwise provided herein, Awards shall be paid to the Participant as soon as administratively practicable following the end of the Performance Period and the certification by the Committee of the attainment of the Performance Measures with respect thereto, but in any event, no later than the later of (i) two and one-half months following the end of the Company’s first fiscal year in which the Award is no longer subject to a “substantial risk of forfeiture” (within the meaning of Section 409A), or (ii) two and one-half months following the end of the Participant’s first taxable year in which the Award is no longer subject to such a substantial risk of forfeiture, unless deferred as described in Section 5 of this Plan. Awards will be paid in cash or in the form of restricted stock units (“RSUs”) issued by Parent under the Incentive Plan, as determined by the Committee; for purposes hereof, the number of RSUs shall be determined by dividing the dollar amount of the Award, or the portion of the Award to be paid in RSUs, by the trailing average closing price of a share of the Parent’s Class A Common Stock on the Nasdaq Global Select Market for the thirty days (or such other number of days determined by the Committee) preceding the date of payment. Payment of an Award is subject to recoupment or clawback as provided in Section 8(l). Payment of Awards may be subject to such forfeiture, transfer, or such other restrictions (or any combination thereof) as the Committee shall specify. Any RSUs issued in respect of Awards hereunder shall be subject to the terms of the Incentive Plan and any award agreement issued thereunder.
(e)
Employment Requirement.
(i)
Except as otherwise provided in this Section 4(e) or as otherwise determined by the Committee, no Award shall be paid to any Participant who is not actively employed by the Company on the date that Awards are paid.
(ii)
If a Participant’s employment is terminated by reason of his or her death or Disability following the expiration of a Performance Period but before the date that Awards are paid, the Participant or his or her beneficiary will be paid the Award that would otherwise be payable if the Participant remained employed through the date that Awards are paid. In the case of a Participant’s Disability, the employment termination shall be deemed to have occurred on the date that it is determined that the Participant is Disabled. Payment of such Award will be made at the same time and in the same manner as Awards are paid to other Participants.
5.
Deferral.

Subject to applicable laws, including, without limitation, Section 409A, the Committee may (i) require the mandatory deferral of some or all of an Award on terms (including vesting terms) established by the Committee or (ii) permit a Participant to elect to defer a portion of an Award in accordance with the terms established under any Company deferred compensation plan, as the same may be amended, or under any successor plan.

6.
Effective Date.

This Plan became effective on April 1, 2022.

7.
Amendment and Termination.

Subject to applicable laws, rules and regulations, the Board or the Committee may at any time amend, suspend, discontinue or terminate this Plan.

8.
Miscellaneous.
(a)
Tax Withholding. The Company shall have the right to deduct from all cash payments made to a Participant, or, if deemed necessary by the Company, from wages or other cash compensation paid to the Participant by the Company, any applicable taxes (including social contributions or similar payments) required to be withheld with respect to such payments, and to take such other action as the Committee may deem advisable to enable the Company and the Participant to satisfy obligations for the payment of withholding taxes and other tax obligations relating to any Award. To the extent an award hereunder is payable in the form of RSUs, the Company may withhold from such Award a number of RSUs with a value equal to any required withholding and issue only the net number of RSUs to the Participant.
(b)
No Rights to Awards or Employment. This Plan is not a contract between the Company and a Participant. No Participant shall have any claim or right to receive Awards under this Plan, nor shall any Participant have the right to be treated uniformly with other Participants and employees. Nothing in this Plan shall confer upon any employee or other service provider of the Company any right to continued employment or service with the Company or interfere in any way with the right of the Company to terminate the employment or service of any of its employees or service providers, in accordance with the laws of the applicable jurisdiction, at any time, with or without Cause, including, without limitation, any individual who is then a Participant in this Plan.
(c)
Section 409A. The Company intends that this Plan and each Award granted hereunder that is subject to Section 409A shall comply with (or be exempt from) Section 409A and that this Plan shall be interpreted, operated and administered accordingly. If an Award is subject to Section 409A, (i) distributions shall only be made in a manner and upon an event permitted under Section 409A, (ii) payments to be made upon a termination of employment shall only be made upon a “separation from service” under Section 409A, (iii) unless the Award specifies otherwise, each installment payment shall be treated as a separate payment for purposes of Section 409A, and (iv) in no event shall a Participant, directly or indirectly, designate the calendar year in which a distribution is made except in accordance with Section 409A. Any Award granted under this Plan that is subject to Section 409A and that is to be distributed to a key employee (as defined below for this purpose) upon separation from service shall be administered so that any distribution with respect to such Award shall be postponed for six months following the date of the Participant’s separation from service, if required by Section 409A. If a distribution is delayed pursuant to Section 409A, the distribution shall be paid within 30 days after the end of the six-month period. If the Participant dies during such six-month period, any postponed amounts shall be paid within 90 days of the Participant’s death. The determination of key employees, including the number and identity of persons considered key employees and the identification date, shall be made by the Committee or its delegate each year in accordance with Section 416(i) of the Code and the “specified employee” requirements of Section 409A. If any provision of this Plan contravenes any regulations or guidance promulgated under Section 409A or could cause any Award to be subject to taxes, interest or penalties under Section 409A, the Board or the Committee may, in its sole discretion, modify this Plan to (i) comply with, or avoid being subject to, Section 409A, (ii) avoid the imposition of taxes, interest and penalties under Section 409A, and/or (iii) maintain, to the maximum extent practicable, the original intent of the applicable provision without violating the provisions of Section 409A. Neither the Board nor the Committee is obligated to modify this Plan and there is no guarantee that any payments will be exempt from interest and penalties under Section 409A. Notwithstanding anything herein to the contrary, in no event shall the Company be liable for the payment of or gross up in connection with any taxes and or penalties owed by the Participant pursuant to Section 409A. Moreover, any discretionary authority that the Board or the Committee may have pursuant to this Plan shall not be applicable to an Award that is subject to Section 409A to the extent such discretionary authority would contravene Section 409A. No representation is or shall be made in connection with the avoidance of adverse tax treatment of a Participant under Section 409A, and any promise or covenant to maintain favorable or avoid unfavorable tax treatment is hereby expressly disavowed.
(d)
Other Compensation. Nothing in this Plan shall preclude or limit the ability of the Company to pay any compensation to a Participant under the Company’s other compensation and benefit plans and programs, including without limitation any equity plan or bonus plan, program or arrangement.
(e)
No Limitation on Corporate Actions. Nothing contained in this Plan shall be construed to prevent the Company from taking or not taking any corporate action, whether or not such action could have an adverse effect on any Awards made under this Plan. No Participant, beneficiary or other person shall have any claim against the Company as a result of any such action.
(f)
Unfunded Plan. This Plan is intended to constitute an “unfunded” plan for incentive and deferred compensation. Prior to the payment of any Award, nothing contained herein shall give any Participant any rights that are greater than those of a general creditor of the Company; provided, however, that the Committee may authorize the creation of trusts or other arrangements to meet the obligations created under this Plan with respect to any Awards payable in cash hereunder. Such trusts or other arrangements shall be consistent with the “unfunded” status of the Plan, unless the Committee otherwise determines.
(g)
Non-Transferability. Except as set forth in Section 8(i) herein, no Participant or beneficiary shall have the power or right to sell, transfer, assign, pledge or otherwise encumber or dispose of the Participant’s interest under this Plan.
(h)
Benefit Plan Treatment. Cash payments made under the Plan to Participants will not be subject to any deductions for health and welfare benefits but will be subject to any deferral election that a Participant has in effect at the time of payment under the Company’s 401(k) plan.
(i)
Designation of Beneficiary. Unless otherwise provided by the Committee (or its delegate), a Participant may designate a beneficiary or beneficiaries to receive any payments which may be made following the Participant’s death in accordance with the Plan. If a Participant does not designate a beneficiary, or the designated beneficiary or beneficiaries predeceases the Participant, any payments which may be made following the Participant’s death shall be made to the Participant’s surviving spouse or, if none, the Participant’s estate.
(j)
Severability; Entire Agreement. If any provision of this Plan or any Award is finally held to be invalid, illegal or unenforceable (whether in whole or in part), such provision shall be deemed modified to the extent, but only to the extent, of such invalidity, illegality or unenforceability, and the remaining provisions shall not be affected thereby; provided, that, if any of such provisions is finally held to be invalid, illegal, or unenforceable because it exceeds the maximum scope determined to be acceptable to permit such provision to be enforceable, such provision shall be deemed to be modified to the minimum extent necessary to modify such scope in order to make such provision enforceable hereunder. The Plan and any Award contain the entire agreement of the parties with respect to the subject matter thereof and supersede all prior agreements, promises, covenants, arrangements, communications, representations and warranties between them, whether written or oral with respect to the subject matter thereof.
(k)
Expenses. The costs and expenses of administering this Plan shall be borne by the Company.
(l)
Clawback. In the event that the Participant engages in misconduct that causes or partially causes the need for restatement of financial statements that would have resulted in a lower Award where the payment was predicated upon the achievement of certain financial results that were the subject of the restatement, to the extent of the reduction in amount of such Award as determined by the Committee (i) the Award will be cancelled and (ii) the Participant will forfeit the amount paid or payable with respect to the Award (and the Participant may be required to return amounts to the Company). The determination of the lower Award must be made by the Committee no later than the end of the third fiscal year following the year for which the inaccurate financial results were measured; provided, that if steps have been taken within such period to restate the Company’s financial or operating results, the time period shall be extended until such restatement is completed. The provisions of this Section 8(l)shall be amended to the extent necessary to comply with any applicable rules issued by the Securities and Exchange Commission and NASDAQ, and any Award made hereunder shall be subject to any claw-back policy adopted by the Company. By accepting Awards under this Plan, Participants agree and acknowledge that they are obligated to cooperate with, and provide any and all assistance necessary to, the Company to recover or recoup any Award or amounts paid under this Plan subject to clawback as provided hereunder. Such cooperation and assistance shall include, but is not limited to, executing, completing and submitting any documentation necessary to recover or recoup any Award or amounts paid under this Plan from a Participant’s accounts, or pending or future compensation or Awards.
(m)
Governing Law. The validity, construction, and effect of the Plan, any rules and regulations relating to the Plan and any Awards shall be determined in accordance with the laws of the State of Delaware, without giving effect to principles of conflicts of laws, and applicable provisions of federal law.